Exhibit 10.19

CIRCLE INTERNET GROUP, INC.

NON-EMPLOYEE DIRECTOR RESTRICTED SHARE UNIT AWARD AGREEMENT

This Non-Employee Director Restricted Share Unit Award Agreement (“Agreement”) is entered into by and between Circle Internet Group, Inc. (the “Company”) and the non-employee Director whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Share Units (the “RSUs”) granted to the Participant under the Circle Internet Group, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

Participant’s Name

Award Type RSUs

Date of Grant

Number of RSUs

Vesting Schedule

Vesting Commencement Date

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of RSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CIRCLE INTERNET GROUP, INC.		PARTICIPANT

By:
	Name:	Name:
Title:

1

CIRCLE INTERNET GROUP, INC.

CIRCLE INTERNET GROUP, INC. 2025 OMNIBUS INCENTIVE PLAN

Terms and Conditions of RSU Grant

1.

GRANT OF RSUs. The RSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Share on the settlement date, as set forth in Section 3.

2.

VESTING; TERMINATION OF SERVICE. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Subsidiaries through each applicable vesting date. Unless determined otherwise by the Committee, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Service for any reason.

3.

CHANGE IN CONTROL. Notwithstanding anything to the contrary contained herein, the RSUs shall fully vest upon a Change in Control, subject to the Director’s continuous service with the Company through such date.

4.

SETTLEMENT. Vested RSUs will be settled in Shares, and the Participant shall receive the number of Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which Shares shall be delivered on the date that is no later than sixty (60) days following the applicable vesting date, as determined in the Committee’s sole discretion.

5.

DIVIDEND EQUIVALENT PAYMENTS. RSUs will not entitle the Participant to any dividends with respect to the underlying Shares unless and until the RSUs are settled in Shares. Notwithstanding the foregoing, if any dividend is declared on Shares, the Participant shall receive a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her vested or unvested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within sixty (60) days following the vesting date of the RSUs to which such Dividend Equivalents relate.

6.

NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder, other than (i) to the Company as a result of forfeiture of the RSUs as provided herein, (ii) by will or the applicable laws of descent and distribution or (iii) as otherwise provided by the Committee.

7.

TAXES. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any RSUs granted hereunder.

8.	RIGHTS AS SHAREHOLDER. The Participant will not have any rights as a shareholder in the Shares corresponding to the RSUs prior to settlement of the RSUs.

9.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the share certificates representing Shares issued upon settlement of the RSUs and any share certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

10.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

11.	MISCELLANEOUS.

(a)

No Right to Continued Service. This Agreement shall not confer upon the Participant any right to continue in the service of the Company or a Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary to modify the terms of or terminate the Participant’s service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 19 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 15 and 20 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

Compliance with Section 409A of the Internal Revenue Code. The RSUs are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSUs so that the RSUs do not become deferred compensation under Section 409A.

(k) For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

(l) Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Termination of Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the RSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the RSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the RSUs.

(m) Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.